EXHIBIT 99.1
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[LOGO - SPECTRASITE]
GETTING NETWORKS ON AIR


CONTACT:        Investor Relations Department
                919-466-5492
                investorrelations@spectrasite.com
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           SPECTRASITE COMPLETES $200 MILLION OFFERING OF SENIOR NOTES



CARY, NC, MAY 21, 2003 - SpectraSite, Inc. (Ticker Symbol: SPCS), announced today that it has completed the sale of $200 million of senior notes in a private offering. The Company previously had planned to offer $150 million of senior notes but the transaction was increased to $200 million.



The senior notes will accrue interest at 8.25% per annum and will mature on May 15, 2010. Interest on the senior notes will be payable May 15 and November 15 of each year, beginning November 15, 2003. The net proceeds of the offering were used to repay a portion of the outstanding term loans under the Company's senior credit facility.



ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning SpectraSite's future expectations, financial and operating projections, plans, strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the interest of market makers and others in maintaining an active market for SpectraSite's securities, (ii) SpectraSite's substantial capital requirements and leverage, even after giving effect to its capital restructuring and the note offering, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments and (vi) future regulatory actions and conditions in its operating areas. These and other important factors are described in more detail in Item 1a "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company's other SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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